For Immediate Release	Contacts:	David Kirby
Hudson Highland Group
212-351-7216
David.Kirby@hhgroup.com
Thomas Smith
Ogilvy Public Relations Worldwide
212-880-5269
Thomas.Smith@ogilvypr.com

Hudson Highland Group Appoints New Chief Financial Officer

NEW YORK, NY – October 26, 2005 – Hudson Highland Group, Inc. (NASDAQ: HHGP), one of the world’s leading providers of specialized professional staffing, retained executive search and human capital solutions, today announced that it has appointed Mary Jane Raymond as executive vice president and chief financial officer, effective December 1, 2005. Former chief risk officer of The Dun & Bradstreet Corporation, Raymond replaces Richard W. Pehlke in those roles. As previously announced, Pehlke will be leaving the company and its board by year-end, but serve as a consultant through 2006.

“We are very pleased that Mary Jane has joined our team. Her extensive finance and controllership, risk management and strategic planning expertise will be invaluable as we continue to profitably grow the business and invest in our global professional services model,” said Jon Chait, chairman and chief executive officer of Hudson Highland Group.

Prior to her tenure at The Dun & Bradstreet Corporation, Raymond worked at Lucent Technologies, Inc. where she served as merger integration vice president and as a financial vice president in international. Previously, she was executive director of corporate strategy at Cummins, Inc.

Ms. Raymond graduated summa cum laude and a presidential scholar with a B.A. in Public Administration in 1982 from Saint Joseph’s University. In 1988, she received her M.B.A. from Stanford University.

Hudson Highland Group

Hudson Highland Group is one of the world’s leading professional staffing, retained executive search and human capital solution providers. We help our clients achieve greater organizational performance by attracting, selecting, engaging and developing the best and brightest people for their businesses. Our approximately 3,800 employees in more than 20 countries are dedicated to providing unparalleled service and value to our clients. More information about Hudson Highland Group is available at www.hhgroup.com.